UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 14, 2007

VENTAS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-10989	61-1055020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10350 Ormsby Park Place, Suite 300, Louisville, Kentucky	40223
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (502) 357-9000

Not Applicable

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On January 14, 2007, Ventas, Inc. (the “Company”), 2124678 Ontario Inc. (the “Securities Purchaser”) and 2124680 Ontario Inc. (the “Asset Purchaser” and, together with the Securities Purchaser, the “Purchasers”), each a corporation existing under the laws of Ontario, Canada, Sunrise Senior Living Real Estate Investment Trust, a trust existing under the laws of Ontario, Canada (“Sunrise REIT”), Sunrise REIT Trust, a trust existing under the laws of Ontario, Canada (“Sub Trust”), and Sunrise REIT GP Inc., a corporation existing under the laws of Ontario, Canada (“GP”), in its capacity as general partner of Sunrise Canadian UPREIT, LP (“UPREIT”), entered into a Purchase Agreement (the “Purchase Agreement”). Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, the Company will cause the Securities Purchaser and the Asset Purchaser to acquire all of Sunrise REIT’s assets and assume all of Sunrise REIT’s liabilities (the “Transactions”). The Transactions value the equity of Sunrise REIT at approximately Cdn $1.14 billion and the total enterprise at approximately Cdn $2.14 billion. The Board of Directors of the Company and the Board of Trustees of Sunrise REIT (upon the recommendation of a special committee of the Board of Trustees of Sunrise REIT) have approved the Purchase Agreement and the Transactions.

At the effective time of the Transactions (the “Effective Time”), the Securities Purchaser will purchase all of the interests and assume all of the liabilities of Sunrise REIT Canadian Holdings Inc. (“Canco”) and certain of Sunrise REIT’s intercompany notes held by Sub Trust, and the Asset Purchaser will acquire all of Sunrise REIT’s remaining assets and liabilities from Sunrise REIT, Sub Trust and the UPREIT. If approved by Sunrise REIT’s unitholders, each unit of beneficial interest of Sunrise REIT outstanding immediately prior to the Effective Time will be redeemed at a redemption price of Cdn $15.00 in cash without any action on the part of any holder of any units of Sunrise REIT. The closing of the Transactions (the “Closing”) is expected to occur during the second quarter of 2007 and is subject to the satisfaction of customary closing conditions, including, but not limited to, the approval of Sunrise REIT’s unitholders.

A copy of the Purchase Agreement is filed herewith as Exhibit 2.1 and is incorporated in this Item 1.01 by reference. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement.

On January 14, 2007, the Company also entered into a Letter Agreement (the “Letter Agreement”) with Sunrise Senior Living, Inc., a Delaware corporation (“Sunrise”). Sunrise and its affiliates manage Sunrise REIT’s senior living communities pursuant to various management and other agreements and have other contractual relationships with Sunrise REIT. The Letter Agreement provides for the modification of certain terms under the existing agreements between Sunrise REIT and its affiliates, on one hand, and Sunrise and its affiliates, on the other hand (the “Existing Agreements”), to be reflected in definitive agreements between the parties, which modifications will be effective upon the Closing. Pursuant to the Letter Agreement, one of the Existing Agreements, a Strategic Alliance Agreement between Sunrise and Sunrise REIT, dated as of December 23, 2004, will be terminated effective upon the Closing and replaced with a new agreement that will provide, among other things, a right of first offer to the Company to acquire properties developed by Sunrise or its affiliates in Canada and in certain locations in the United States, generally on terms set forth in the existing Strategic Alliance Agreement but subject to modification of such terms to address changes in circumstances and other matters. The Letter Agreement also (1) provides the Company assurances that Sunrise will cooperate with the Company in connection with the Company’s compliance with the REIT rules under the Internal Revenue Code of 1986 and in connection with the Company’s financial reporting obligations, (2) contains restrictions on the Company’s rights to transfer its interest in the acquired properties to transferees who are competitors of Sunrise or who do not meet certain requirements, (3) provides that Sunrise consents to the transactions contemplated by the Purchase Agreement and waives certain rights under the Existing Agreements, and (4) confirms the Company’s right of first offer to acquire certain properties and various factual matters.

Item 7.01. Regulation FD Disclosure.

On January 15, 2007, the Company issued a press release announcing that it had entered into the Purchase Agreement. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated in this Item 7.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits:

Exhibit Number	Description
2.1	Purchase Agreement dated as of January 14, 2007 among the Company, the Purchasers, Sunrise REIT, Sub Trust and GP.

99.1	Press release issued by the Company on January 15, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VENTAS, INC.

Date: January 19, 2007	By:	/s/ T. Richard Riney
T. Richard Riney
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
2.1	Purchase Agreement dated as of January 14, 2007 among the Company, the Purchasers, Sunrise REIT, Sub Trust and GP.

99.1	Press release issued by the Company on January 15, 2007.